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                                                                 EXHIBIT 10.33


                                                                 CONFIDENTIAL

                                                                 August 17, 1992

Mr. F. Lempereur
Grace Industrial Chemicals, Inc.
40, blvd Henri Sellier
F-92156
Suresnes Cedex, France

Dear Mr. Lempereur:

         We are pleased to offer you the position of Executive Vice President, Grace Specialty Chemicals Co. reporting to D. H. Kohnken, President, Grace Specialty Chemicals Co. with effect from May 1, 1992 at the W.R. Grace Headquarters based in Boca Raton, Florida.

I.       EMPLOYMENT CONDITIONS

         As of May 1, 1992, your gross annual salary will be $265,000. This salary will be payable semi-monthly. You will continue, as at present, to be eligible for payments under the Headquarters Incentive Compensation Plan and will continue to benefit from the Grace Stock Option Plan. While no guarantees can be made with respect to incentive compensation, we would expect that in the present environment, your 1992 incentive compensation would be $85,000.

         You will become an employee of Grace Specialty Chemicals Co. Headquarters and your employment conditions, except those which apply to your expatriate status, will conform to the practices prevailing in Boca Raton. Where such conditions are service-related with the organization, January 1, 1962, will be the operative date.

         Other conditions related to your transfer are detailed below:

a. SOCIAL SECURITY - You will be exempt from contributions to French Social Security, but you will be required to make legally required employee contributions to U.S. Social Security.


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                                CONFIDENTIAL                              Page 2



b. OTHER EMPLOYEE BENEFITS - Your participation in the French Repartition System and other benefit programs provided by GICI, Suresnes will be discontinued. Effective on your transfer date, you will be offered coverage under all the benefit plans available to GSC Headquarters employees. These benefits include Basic and Supplemental life insurance, Voluntary Group Accident and Business Travel Accident insurance, Comprehensive Medical, Dental Assistance, short and long term disability benefits, Grace Salaried Retirement Plan and the Savings and Investment Plan. Descriptions of these benefit plans are included in the Headquarters Benefits Handbook.

         In addition, you will participate in the Executive Salary Protection Plan, Deferred Compensation Program, S&I Plan Replacement Payment Program and Supplemental Executive Retirement Plan (SERP). This latter plan replaces benefits lost under the Grace Salaried Retirement Plan due to government imposed limits. You will be granted credited service under the SERP back to January 1, 1962 with the past service benefits reduced by the retirement benefits payable under other plans contributed to by Grace. As your participation in the SERP renders the International Benefits Protection Plan redundant, your participation in the latter will cease and SERP benefits will be paid in lieu of those under the International Benefits Protection Plan. This arrangement relates to your employment in the United States and, should your place of employment change, the situation will be reviewed and appropriate alternative arrangements established.

c. TAXATION - You will be subject to U.S. tax on your earned income. The Company will provide you with the assistance of Ernst & Young in the preparation of your U.S. tax returns. If you are required to pay income tax on your company source income to the French authorities over and above that which you are required to pay to the U.S. tax authorities on the same income, the Company will reimburse you for the French tax differential.

d. ANNUAL VACATION - You will be entitled to 25 days vacation per annum. Public holidays are in addition to the above. The date for determining seniority is your date of start with the Grace organization, namely January 1, 1962. A copy of the Vacation Policy is included in the Benefits Handbook.

e. HOME LEAVE - You and your wife will be reimbursed for the cost of round trip First Class flights between Boca Raton and Paris once every twelve months starting from the date of the relocation of your family to Boca Raton. Wherever possible, this should be coordinated with a business trip to France. This leave should be taken as part of the annual vacation period referred to above. Also, the Company will reimburse you for the incurred cost of up to three additional round trip First Class flights between Boca Raton and Paris for your wife.

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                                CONFIDENTIAL                              Page 3



f. EMERGENCY LEAVE - If an emergency occurs such as the death or critical illness of a member of your family or your wife's, including children, your parents, brothers, or sisters, you will be allowed compassionate leave in addition to the vacation mentioned above. In such a case, the Company will reimburse you for the travel costs incurred.

g. CONFIDENTIALITY AND NON-COMPETITION - We wish to tell you in advance that you may be requested to sign restrictive covenants designed to preserve the confidentiality of any information which may come into your possession during your work in Boca Raton, designed to protect the interests of the Company, but at the same time respect the rights of the individual in a fair manner.

II.      RELOCATION

         It is the aim of the Company to see that you are reimbursed for all costs that you incur as a consequence of your relocation. However, as a general condition, it is essential that all expenditure is supported by invoices or records of payment.

a. COST OF MOVE - The Company will reimburse you for the cost of travel for yourself and your wife to your accommodation in Florida, i.e. First Class air fares from Paris to Miami, Palm Beach or Ft. Lauderdale, together with incidental expenses related to transportation between the airports and your accommodation in the U.S. and France.

         The Company will pay for the packing, transport, unpacking and insurance of all your household effects from Paris to Boca Raton. You should obtain at least two quotations from reputable moving companies for the move of your household goods. Before committing the company to this expenditure, approval should be obtained from the Human Resources Department in Boca Raton. Where the payment of tax and customs duties is involved, this should be first discussed with the Headquarters Human Resources Department as well.

b. TEMPORARY ACCOMMODATION - Should you have been unsuccessful in finding suitable accommodation during your advance trip to Boca Raton, the Company will pay for the cost of temporary storage of your household effects while your permanent residence is being established and will bear the cost of temporary accommodation for you and your family either in a suitable hotel, or if you prefer in a furnished apartment for a period not exceeding two months between the date of arrival of your family in Florida and your move to your permanent residence.

c. PERMANENT ACCOMMODATION - You will be assisted by the Human Resources Department in Boca Raton in your search for accommodation, and in the provision of advice needed in respect of any statutory documentation.


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                                CONFIDENTIAL                              Page 4




d. PRIVATE CAR - The Company is prepared, in respect of one privately owned car to reimburse you for the cost you incur by the forced sale of your present car which represents the difference between the open market value and the forced sale price you obtain in a good faith effort. This, in line with all other relocation costs, should be documented.

         You will also be provided with a Company leased car in accordance with the policy applicable to Headquarters executives. If there will be a period when you are without transportation, the Company will reimburse you for the rental of a car for a period of two months.

e. FINANCIAL ASSISTANCE - In the event you choose to purchase a residence, the Company will provide to you an interest-free loan in the amount of $350,000 which will be repayable upon your death, termination of service, retirement, transfer from Boca Raton, or on the schedule set forth below.. Such loan will be secured by a mortgage on the property or other instrument acceptable to Grace.

                               Repayment Schedule

                          1993                       $     0
                          1994                             0
                          1995                             0
                          1996                        50,000
                          1997                        50,000
                          1998                        50,000
                          1999                        50,000
                          2000                        50,000
                          2001                        50,000
                          2002                        50,000

f. RELOCATION ALLOWANCE - You will be entitled to one-twelfth of your annual salary of $265,000 by way of a relocation allowance to reimburse you for miscellaneous expenses you incur due to your relocation (purchase or alteration of appliances, curtains, carpets, purchase of transformers, fixtures, and other equipment).

g. REPATRIATION - At the end of your assignment the Company will incur the expenses related to your move back to France. If for reasons unforeseen at the moment, you find it necessary to relocate back to France before the end of your assignment, the Company will undertake a good faith search for an alternative position for you within its operations and will incur the expenses related to your relocation, except in the instance where you have at your own consent ceased your employment with W.R. Grace & Co. It is, however, the Company's wish that you and your family feel comfortable in your new home and the Company will do its utmost to assist you in achieving this.



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         We are pleased you have accepted this offer and we take this opportunity to wish you every success in your new assignment and home in Boca Raton.

         Please indicate your agreement to the above conditions by signing and returning the duplicate letter which is enclosed.

Yours sincerely,

GRACE SPECIALTY CHEMICALS



/s/ Mr. R. A. Kulberg                   /s/ Mr. D. H. Kohnken
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Mr. R. A. Kulberg,                      Mr. D. H. Kohnken,
Vice President/Human Resources          President



I agree with the above conditions:



/s/ Mr. F. Lempereur
----------------------------------
Mr. F. Lempereur




----------------------------------
Date



cc: J.G. Albert

Ref:737